Exhibit 10.10

GERSON LEHRMAN GROUP, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 29, 2019, between Gerson Lehrman Group, Inc. a Delaware corporation (the “Company”), and Martijn Tel (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Financial Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Financial Officer of the Company (the “Position”). In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such Position and such other duties as may be assigned to Executive from time to time by the Chief Executive Officer. The Executive’s principal place of employment with the Company shall be at the Company’s headquarters located in New York City, provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes. The Executive shall report directly to the Chief Executive Officer.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Chief Executive Officer, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict and are consistent with the Company’s compliance and trading policies.

2. EMPLOYMENT TERMS. Executive shall commence employment on June 17, 2019 (“Effective Date”). Executive’s employment with GLG is at will, which means that Executive, or the Company, may terminate Executive’s employment at any time and for any (or no) reason, subject to the terms set forth in this Agreement.

3. BASE SALARY. The Company agrees to pay Executive a base salary at an annual rate of not less than $425,000, payable in accordance with the regular payroll practices of the Company (“Base Salary”). The Executive’s Base Salary shall be subject to annual review starting in December 2020 for 2021 by the Chief Executive Officer in consultation with the Compensation Committee of the Board, and may be adjusted from time to time by the Chief Executive Officer.

4. ANNUAL BONUS. During the Employment Term, Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s Executive Growth Incentive Program (“EGIP”) with a target of $319,000, contingent on achievement of applicable performance criteria and active employment through the bonus payment date (“Annual Bonus”). The actual amount of Annual Bonus will be determined by the Chief Executive Officer in his discretion in good faith consultation with the Compensation Committee of the Board, based on, among other things, your individual performance and the Company’s performance as a whole. The 2019 Annual Bonus will be prorated based upon the Effective Date and, only in the case of the 2019 Annual Bonus, will be guaranteed. Each Annual Bonus, including the 2019 Annual Bonus, will be paid at the same time other senior management bonuses are paid, but in no event earlier than the completion of the Company’s independent audit of its financial statements and no later than the end of the calendar year following the year in which the bonus was earned. Payment of each Annual Bonus will be subject to all other terms and conditions of the EGIP, as may be amended from time to time including Executive’s continued employment at the date of payment. A copy of the EGIP is attached hereto as Exhibit 1.

5. EQUITY MATTERS.

(a) STOCK OPTION AWARD. On or about the Effective Date, the Executive shall be granted an award of options under the Company’s 2016 Stock Incentive Plan (the “Stock Plan”) to purchase 227,279 shares of Company common stock with an exercise price per share equal to the “Fair Market Value” (as defined in the Stock Plan) of a share on the grant date, which, as of March 31, 2019 is $17.50 per share, under and subject to all of the terms and conditions of the Stock Plan, as it may be amended from time to time, and an individual stock option award agreement substantially in the form of the agreement attached hereto as Exhibit 2.

(b) EQUITY PURCHASE. On or about the Effective Date, the Executive shall purchase from the Company, and the Company shall sell to the Executive 17,143 shares of Company common stock, for an amount per share equal to the Fair Market Value of a share on the Effective Date1, and shall become party to the Company’s Second Amended and Restated Stockholders Agreement dated as of December 18, 2015, as it may be amended from time to time (the “Stockholders Agreement”). The parties hereby agree to enter into and deliver a stock purchase agreement substantially in the form of the agreement attached hereto as Exhibit 3 and any other agreements or other documents as may be necessary or appropriate to effectuate and carry out the transaction contemplated in this paragraph. A copy of the Stockholders Agreement is attached hereto as Exhibit 3.

[1]	Based on the March 31, 2019 fair market value of $17.50 per share, the aggregate purchase price to be paid by Executive to the Company would be $300,002.50.

(c) REPURCHASE. In the event that the Company repurchases any equity from Employee, the repurchase amount shall be paid to Employee in a cash lump sum, and any valuation of the current fair market value of equity will be based on the same valuation as applicable to similarly situated employees, which is currently performed on a quarterly basis.

6. BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in all employee and fringe benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

7. BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation acceptable to the Company, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all ordinary and necessary out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder.

8. LEGAL FEES INCURRED IN NEGOTIATING THIS AGREEMENT. The Company agrees to pay reasonable legal fees incurred by Employee in negotiating the terms of this Agreement and related equity award documents, by reimbursing the first $5,000 in legal fees, plus 50% (fifty percent) of fees exceeding $5,000, up to a total maximum amount of reimbursed legal fees of $12,500. Such reimbursement will be paid promptly after the Employee’s submission of appropriate documentation.

9. TERMINATION. The Executive’s employment will terminate at the conclusion of the applicable termination notice period, except as otherwise provided. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DEATH. Automatically upon the date of death of the Executive.

(b) DISABILITY. Immediately upon written notice by the Company to the Executive of termination due to the Executive’s “Disability”, as such term is defined in the Stock Plan.

(c) FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:

(i) indictment by federal, state or local authorities in respect of any crime that involves, in the good faith judgment of the Board, theft, dishonesty or breach of trust;

(ii) conviction of any felony;

(iii) commission by the Executive of any act or omission that results in, or in the good faith judgment of the Board may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;

(iv) repeated refusal to perform the duties related to Executive’s position (other than as a result of vacation, sickness, illness or injury);

(v) in the good faith judgment of the Board, fraud or embezzlement of Company property or assets;

(vi) misconduct, moral turpitude, gross negligence or malfeasance (intentional or reckless wrongdoing with or without malicious or tortious intent) that is reasonably likely to, in the good faith judgment of the Board, have a material adverse effect on the Company; or

(vii) a material breach or violation by the Executive of any provision of this Agreement, any other agreement between the Executive and the Company or its “Affiliates” as defined in the Stock Plan (the “Affiliates”) (whether entered into prior to, on or after the date of this Agreement) or any Company compliance policies provided in writing to the Executive, provided that, in the case of clauses (iv and vii), no such determination may be made until the Executive has been given written notice detailing the specific Cause event and, if the breach is curable, Executive be provided with a period of fifteen (15) business days following receipt of such notice to cure or remedy such event to the satisfaction of the Board.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) RESIGNATION WITH GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive:

(i) a reduction in base salary (other than as part of a reduction generally applicable to senior executives of the Company) or failure to pay any material compensation under the employment agreement when due;

(ii) any demotion of the Executive from the position of Company CFO (other than temporarily while physically or mentally incapacitated or as required by applicable law), or the assignment to the Executive of any duties materially inconsistent with the Executive’s position as CFO, including any change in authority, duties or responsibilities or any other action which results in a material diminution in the Executive’s duties or responsibilities; or

(iii) relocation of the Executive’s primary work location by more than fifty (50) miles from its then current location

In order to terminate for Good Reason, the Executive must provide the Company with written notice describing the event(s) alleged to constitute Good Reason within thirty (30) days after first becoming aware of the occurrence of such event(s), and the Company will have thirty (30) days to cure such event(s), if susceptible to cure, following receipt of such written notice. If such event(s) are not so cured, the Executive must actually terminate the Executive’s employment within thirty (30) days following the expiration of the Company’s cure period. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by the Executive.

(f) RESIGNATION WITHOUT GOOD REASON. Upon ninety (90) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

10. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 10(a)(i) through 10(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”); and (iv) any bonus earned under the EGIP (or successor or replacement plan of the Company) (but for the requirement that the Executive remain employed on the payment date) but unpaid with respect to a calendar or fiscal year ending on or preceding the date of termination of employment (“Unpaid Bonus”).

(b) DISABILITY. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Executive will be entitled to the Accrued Benefits and, subject to the Executive’s continued compliance with the obligations in Sections 11, 122 and 13 hereof, Unpaid Bonus, subject to the provisions of Section 25 hereof.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (x) by the Company for Cause, or (y) by the Executive without Good Reason, the Executive will be entitled to the Accrued Benefits.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Executive for Good Reason, the Executive will be entitled to the Accrued Benefits and, subject to the Executive’s continued compliance with the obligations in Sections 11, 122 and 13 hereof, Unpaid Bonus, subject to the provisions of Section 25 hereof. Subject to the timely execution and non-revocation of the Release, the Executive will also be entitled to (i) continued base salary payments paid on the regular payroll schedule for a period of 12 months following such termination and (ii) subject to (A) the Executive’s timely election of continuation coverage under the COBRA, (B) Executive’s timely payment of Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) premiums, GLG shall reimburse the portion of Executive’s monthly premiums for COBRA coverage at the same rate as GLG contributed towards the cost of Executive’s medical insurance immediately prior to termination Date for a period of twelve (12) months, provided that the Executive is eligible and remains eligible for COBRA coverage; ; provided further that the salary continuation and health plan payments will immediately cease if Executive fails to timely execute and refrain from revoking the Release or commences other employment during such 12-month period, and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 10(c)(v) shall immediately cease. Executive must immediately notify the Company of such new employment and eligibility for group health benefits.

(e) CODE SECTION 280G. To the extent that any amounts payable to the Executive hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code, payable to the Executive in connection with the Executive’s employment by the Company or any of its affiliates, exceed the limitations of Section 280G of the Internal Revenue Code such that an excise tax will be imposed under Section 4999 of the Code, such parachute payments shall be reduced to the extent necessary to avoid application of the excise tax in the following order: (i) any cash severance based on salary continuation, (ii) any other cash amounts payable to the Executive, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards. Unless the Parties otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Executive and the Company.

(f) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any other position as an officer, director or fiduciary of any Company-related entity and shall subsequently provide assistance to the Company as needed to execute any documents reasonably requested to effect such resignations.

(g) EFFECT OF SUBSEQUENT DISCOVERY OF GROUNDS FOR CAUSE. Notwithstanding any provision of this Agreement to the contrary, in the event that, within two (2) years following any termination or resignation of the Executive, the Board discovers that the Executive committed any act or omission prior to such termination or resignation that, in the reasonable judgement of the Board, constitutes Cause under this Agreement, (i) no amounts or benefits beyond the Accrued Benefits, nor the unpaid Bonus, shall be paid or provided to the Executive, and (ii) any such amounts previously paid to the Executive shall be immediately repaid to the Company.

(h) EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term hereunder hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.

11. RELEASE AND COMPLIANCE WITH OTHER AGREEMENTS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be paid or provided if:

(a) the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company and its affiliates in a form acceptable to the Company (the “Release”), which shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) calendar days following any termination; and

(b) the Executive does not materially breach any other agreement between the Executive and the Company or its affiliates, whether entered into prior to, concurrently with or subsequent to this Agreement.

12. RESTRICTIVE COVENANTS. As a material inducement to the Company’s entering into this Agreement, the Executive hereby agrees to the provisions of this Section 12, all of which shall survive the termination or resignation of the Executive’s employment with the Company.

(a) CONFIDENTIALITY.

(i) The Executive acknowledges that, in the course of his employment with the Company, the Executive has access to the Confidential Information (as hereinafter defined) of the Company and its Affiliates. Both during the Employment Term and after the termination of the Executive’s employment hereunder for any reason, the Executive shall treat and hold as confidential all of the Confidential Information of the Company and its Affiliates, refrain from disclosing or using any of the Confidential Information of the Company except in connection with the Executive’s employment, and except as otherwise required hereunder or as may be required by law. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is compelled to disclose any Confidential Information under any court order, the Executive may disclose the Confidential Information; provided, however, that the Executive shall first have given the Company prompt notice of the requested disclosure and the Executive, if requested by the Company, has used his best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. Nothing contained in this agreement prohibits or prevents the Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.). Under the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii) For purposes of this Agreement, “Confidential Information” includes, but is not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (ii) product and technical information, such as product formulations, new and innovative product ideas, research and development projects, investigations, experiments, clinical trials, new business development, sketches, plans, drawings, prototypes, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, algorithms, and computer models; (iii) marketing information, such as new marketing ideas, markets, mailing lists, the identity of the Company’s customers and Council Members, their names and addresses, the names of representatives of the Company’s customers and Council Members responsible for entering into contracts with the Company, the financial arrangements between the Company and such customers and Council Members, specific customer and Council Member needs and requirements, leads and referrals to prospective customers and Council Members, and data on the effectiveness of any particular marketing campaign or advertising venue or method; (iv) vendor information, such as the identity of the Company’s vendors, their names and addresses, the names of representatives of the Company’s vendors responsible for entering into contracts with the Company, the financial arrangements between the Company and such vendors, specific vendor needs and requirements, and leads and referrals to prospective vendors; and (v) personnel information, such as the identity and number of the Company’s other employees, Council Members, consultants and contractors, their salaries, bonuses, benefits, skills, qualifications, and abilities. Trade Secrets are items of Confidential Information that meet the requirements of applicable federal or state trade secret law. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files. “Confidential Information” shall not include information that (i) was known to the public prior to its disclosure to the Executive; or (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive.

(iii) The Executive acknowledges that the Confidential Information and Trade Secrets were and in the future may be acquired and/or developed by the Company and its Affiliates at great effort and expense, and are a special, valuable and unique asset of the Company and its Affiliates. The Executive acknowledges that any wrongful use or disclosure of any Confidential Information and Trade Secrets could greatly damage the Company and its Affiliates, causing irreparable harm and injury.

(iv) The Executive acknowledges and agrees that all copies (in any form whatsoever) of all memoranda, documents, data, records, notes and other written information in his possession or under his control, which contain or pertain to any Confidential Information and Trade Secrets, shall at all times be the sole and exclusive property of the Company and its Affiliates. The Executive further agrees to deliver to the Company, immediately upon separation from employment for any reason and at any time the Company so requests, (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information and Trade Secrets whatsoever or otherwise relating to the business of the Company and its Affiliates; (ii) lists of customers or Council Members or leads or referrals to prospective customers Council Members of the Company and its Affiliates; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Executive may then possess or have under his or her control. For any equipment or devices owned by the Executive on which proprietary information of the Company and its Affiliates is stored or accessible, the Executive shall, immediately upon or prior to separation from employment, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed. The Executive expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task.

(v) The Executive agrees that he shall not disclose to the Company or its Affiliates, use for the Company’s benefit, or induce the Company or its Affiliates to use any trade secret or confidential information or any Intellectual Property belonging to any former employer or other third party.

(b) NONCOMPETITION.

(i) During the Employment Term and for a period of twenty four (24) months after termination or resignation of the Executive’s employment for any reason (the “Restricted Period”), the Executive will not, directly or indirectly, alone or as a member, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any entity, (a) engage in any business that provides products and services that are competitive with the professional learning and related products and services that are either currently provided by the Company or its Affiliates, or as of the date of termination or resignation of the Executive’s employment, actively considered, to the Executive’s knowledge, to be provided by the Company or its Affiliates, (b) have any ownership interest, directly or indirectly, in any such competing business activity (other than the Company and passive stockholdings of less than two (2%) per cent of the outstanding equity of an entity whose securities are registered under the Securities Act of 1933, as amended), or (iii) participate in the financing, operation, management or control of, any such competing business activity. Consistent with the global nature of the business of the Company and its Affiliates, this restriction shall apply throughout the world. The Executive acknowledges that the nature of the Company’s business is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company that engages or participates in a business activity that is in competition with the Company or its Affiliates during the Restricted Period, it will be difficult for the Executive not to rely on or use the Confidential Information and Trade Secrets of the Company or its Affiliates. Therefore, the Executive has agreed to the foregoing noncompete restriction to reduce the likelihood of disclosure of the Confidential Information and Trade Secrets of the Company and its Affiliates.

(c) NONSOLICITATION OF CUSTOMERS. The Executive covenants that during the Restricted Period, the Executive will not directly or indirectly, for the Executive’s benefit or for the benefit of any other person or entity, solicit or service customers or prospective customers of the Company or its Affiliates for the purpose of selling products and services that are competitive with the professional learning and related products and services that are either currently provided by the Company or its Affiliates or as of the date of termination or resignation of the Executive’s employment, actively considered, to the Executive’s knowledge, to be provided by the Company or its Affiliates.

(d) NONSOLICITATION OF EMPLOYEES AND COUNCIL MEMBERS. The Executive covenants that during the Restricted Period, the Executive will not directly or indirectly, for the Executive’s benefit or for the benefit of any other person or entity, solicit, induce or hire (or the identification for solicitation, inducement or hiring) any non-clerical employee of the Company and its Affiliates, or Council Members, to leave employment with or service to the Company and its Affiliates, or diminish their services to the Company or its Affiliates.

(e) NONDISPARAGEMENT. Both during the Employment Term and after the termination of the Executive’s employment hereunder for any reason, the Executive will not directly or indirectly make to any person, including, but not limited to, current or prospective customers, employees, Council Members, and industry colleagues of the Company or its Affiliates, any statement that disparages the Company or that reflects negatively upon the Company, including, but not limited to, statements regarding the financial condition of the Company or its Affiliates, their officers, directors, managers, members, and executives, and statements concerning the termination or resignation of the Executive’s employment (“Disparagement”). Provision of information in compliance with the Company’s reporting or other obligations under the Company’s contracts (e.g., with lenders) and compliance with disclosure or reporting requirements imposed by federal, state and local securities and other laws shall not be a violation of this Section 12(e). The Executive also agrees that any breach of this non-disparagement provision by the Executive shall be deemed a material breach of this Agreement. The Company shall instruct the CEO and his direct reports not to make any public or private statements that disparage the Executive.

(f) CONFLICT OF INTEREST. During employment with the Company, the Executive may not use his or her position, influence, knowledge of Confidential Information or Trade Secrets or the assets of the Company or its Affiliates for personal gain, except as specifically provided in this Agreement. A direct or indirect financial interest, including joint ventures in or with a customer or prospective customer or Council Member without disclosure and the express written approval of the Board is strictly prohibited during employment with the Company.

(g) ASSIGNMENT OF WORK PRODUCT. The Executive acknowledges that all patents, patent applications, inventions, improvements, know-how, concepts, writings, original works of authorship, original pictorial, graphic or other art work, processes, methods and ideas (whether copyrightable, patentable or otherwise) made, generated, conceived, written or reduced to practice by the Executive, alone or in conjunction with others, during or outside working hours (whether or not at the request or upon the suggestion of the Company or its Affiliates), during the period during which the Executive is providing services to the Company, relating to the current or proposed products, services or other business activities of the Company or its customers or directly or indirectly relating to the business of the Company or its Affiliates or using any of the their equipment or facilities (collectively, the “Work Product”) shall be disclosed to the Company promptly on no less than a quarterly basis and upon request from time to time. For the avoidance of doubt, the Company acknowledges that the patents or other similar items disclosed by the Executive under Exhibit 4 shall not constitute Work Product for purposes of this Agreement.

(i) The Executive agrees that any and all Work Product shall be the exclusive property of the Company and hereby irrevocably and unconditionally, to the fullest extent permitted by law, assigns to the Company all right, title and interest (including without limitation all intellectual property rights) in and to all Work Products. The Executive further acknowledges that all Work Products which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(ii) The Executive will assist the Company or its Affiliates in executing, acknowledging and delivering all papers and documents, doing all things and supplying all information, that the Company may deem necessary or desirable to transfer or record the transfer of the Executive’s entire right, title and interest in Work Products to the Company, and to enable the Company to obtain patent, copyright or trademark protection for Work Products anywhere in the world, during the period that he is providing services to the Company. The obligations of the Executive hereunder shall continue beyond the termination of the Executive’s services for the Company with respect to Work Products conceived or made by the Executive during the period he provides services to the Company and shall be binding upon the Executive’s executors, heirs, assigns, administrators and other legal representatives.

(h) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 122. The Executive acknowledges and agrees that the Company is engaged in a highly competitive business. The Executive agrees that because of his position and responsibilities with the Company and his access to the Confidential Information and Trade Secrets, these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, their Confidential Information and Trade Secrets and customer goodwill, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing any services to any entity during the period of time that the Executive is subject to the constraints in Section 12(b) hereof, the Executive will provide a copy of this Agreement (including, without limitation, this Section 12) to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement.

(i) The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 12. The Company or its Affiliates shall be entitled to recover all reasonable sums and costs, including attorneys’ fees, incurred to defend or enforce the provisions of this Section 12. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 12.

(j) REFORMATION. If it is determined by a court of competent jurisdiction or arbitrator that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the fullest extent permissible under applicable laws and public policies. To the extent any such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

(k) TOLLING. In the event of any violation of the provisions of this Section 12, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section

12 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(l) SURVIVAL OF PROVISIONS. The obligations contained in Sections 12 and 13 hereof shall survive the termination or resignation of the Executive’s employment with the Company and shall be fully enforceable thereafter.

13. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 3.

14. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 or Section 2 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Executive of Section 2 or Section 3 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.

15. DETRIMENTAL ACTIVITY. The definition of “Detrimental Activity” as applied to Executive in other agreements and plans including but not limited to the Stock Plan and the Stockholder Agreement shall be modified to add to the end of the definition: “If the activity is curable, no finding of Detrimental Activity shall exist without written notice to Executive detailing such activity and offering Executive 15 days to cure.”

16. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 5 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

17. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

in the books and records of the Company.

If to the Company:

Gerson Lehrman Group, Inc.

60 East 42 Street, 3rd Floor

New York, NY 10165

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

19. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. ENTIRE AGREEMENT. This Agreement, the Stock Plan, the Stockholders Agreement, and those agreements attached hereto supersede all existing agreements between the Company and Executive, whether oral, written, expressed or implied, including, without limitation, the May 2019 Illustrative CFO Compensation Materials shared with the Executive, and contain the entire understanding and agreement with respect to the subject matter hereof and thereof between the parties. Anything herein to the contrary notwithstanding, this Agreement shall not become effective unless and until the Board approves this Agreement; provided that the Company shall seek to obtain such approval. Further, this Agreement shall not be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by the parties to this Agreement.

22. INDEMNIFICATION AND LIABILITY INSURANCE. The Executive will be provided with (i) indemnification protection for the good-faith performance of the Executive’s duties as an officer of the Company to the maximum extent allowed under the Company’s organizational documents (including reasonable attorney’s fees), and (ii) directors’ and officers’ liability insurance coverage on the same basis as other officers and directors of the Company

23. GOVERNING LAW, ARBITRATION AND AGREEMENT TO BRING CLAIMS IN SHORTENED PERIOD. This Agreement and any agreements incorporated by reference herein shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions. Any and all disputes, claims or controversies (hereinafter, “Claims”) between the parties relating to or arising out of this Agreement and any agreements incorporated by reference herein, or the termination of this Agreement or Executive’s employment with the Company for any reason, including any and all local, state and federal statutory claims (including any and all statutory claims of discrimination and retaliation under city, state or federal law), other than any claims by the Company for injunctive relief, shall be exclusively determined by arbitration in New York, New York, by a single arbitrator, by and pursuant to the American Arbitration Association’s Rules governing Employment Disputes. The Company shall pay the arbitrator’s fees and any filing fees. Executive agrees not to commence any action related to Executive’s employment by the Company: (a) more than twelve months after the termination of Executive’s employment, if the action is related to the termination of Executive’s employment; or (b) more than twelve months after the event or occurrence on which Executive’s claim is based, if the action is based on an event or occurrence other than the termination of Executive’s employment. Executive agrees to waive any statute of limitations that is contrary to this Section. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. In agreeing to arbitrate any and all Claims, the parties agree and understand that they are waiving their right to a jury trial and, further, acknowledge that their decision to do so is voluntary and with full knowledge of all pre-existing and future legal rights. To the extent permitted by applicable law, the parties further agree that all Claims shall be arbitrated on an individual, non-class (or collective) basis, and under no circumstance may be consolidated with any other arbitration, action or legal proceeding for any purpose, and no party hereto shall claim that this provision is void or voidable on grounds that proceeding on a non-class (or collective) basis would be cost-prohibitive, unduly burdensome or result in a denial of any procedural (i.e., non-substantive) right or remedy under state or federal law. In addition, the parties agree that all aspects of any arbitration, including without limitation any record of arbitral proceedings, testimony, decisions or awards shall be treated by the parties as confidential and shall not be disclosed to any non-parties or the public in general except as may be required by law. The Company and Executive shall be responsible for their own fees and costs incurred in connection with any arbitration. FOR THE AVOIDANCE OF DOUBT, EXECUTIVE AND THE COMPANY HEREBY WAIVE, AS AGAINST THE OTHER, THE RIGHT TO A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT. Each party hereto submits to the exclusive jurisdiction of the state and federal courts located in New York, New York, for any action to compel or stay arbitration, or to obtain injunctive relief.

24. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The failure of either the Company or the Executive, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

25. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. The Executive acknowledges that the Executive has been represented by the Executive’s own independent legal counsel in connection with the negotiation of the terms and conditions of this Agreement, including but not limited to the forum selection and choice of law provisions herein. This Agreement has been negotiated by sophisticated parties, and each party shall be deemed to have drafted this Agreement and there shall be no presumption that its provisions will be construed against either party.

26. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified Executive” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:/s/ Paul Todd

Name: Paul Todd

Title: CEO

EXECUTIVE

By:/s/ Martijn Tel

Name: Martijn Tel

Title: CFO

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